Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 11, 2010, with respect to the consolidated financial statements of Winmark Corporation appearing in the 2009 Annual Report of Winmark Corporation to its shareholders on Form 10-K for the year ended December 26, 2009, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
March 11, 2010